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                                                                                                               EXHIBIT 11


                                         STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                                                COMPUTATION OF PER SHARE EARNINGS
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									                                                               	For Years Ended June 30,
                                                              1996          1995         1994          1993           1992

Average market price during the years .................       $31.36        $30.13      $25.03         $18.97        $12.93

Proceeds that would be received upon exercise of the
  average stock options at applicable exercise price...  $ 6,315,893   $ 6,487,549  $ 5,213,551   $ 6,145,961   $ 9,992,831

Average applicable stock option shares outstanding.....      393,456       473,143      522,579       670,131     1,144,378

Shares that would be redeemed at average market price
  under the "treasury stock" method ...................      201,876       214,030      212,435       329,154       800,616

Net additions for share equivalents ...................      191,580       259,113      310,144       340,977       343,762

Average shares outstanding ............................   13,735,643    14,281,363   14,983,207    16,034,987    17,492,814

Average shares outstanding and share equivalents ......   13,927,223    14,540,476   15,293,351    16,375,964    17,836,576

Per Share Earnings ....................................        $2.21         $2.64       $1.78          $1.47         $1.23



Note:  All share and per share data have been adjusted, where appropriate, to reflect the May, 1993 two-for-one stock split.
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